Exhibit 99.1

WD-40 Company Reports Third Quarter 2019  Financial Results

 ~  Third quarter consolidated net sales grew 7 percent period-over-period  ~

~  Management  strengthens previously issued EPS guidance ~

SAN DIEGO – July  9, 2019 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its third fiscal quarter ended May 31, 2019.

Financial Highlights and Summary

•

Total net sales for the third quarter were $114.0 million, an increase of 7 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $316.6 million, an increase of 4 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and year-to-date.  On a constant currency basis, total net sales would have been $117.5 million for the third quarter and  $324.6 million year to date.

•

Net income for the third quarter was $18.1 million, an increase of 12 percent compared to the prior year fiscal quarter.  Year-to-date net income was $47.3 million, an increase of 9 percent from the prior year fiscal period.

•

Diluted earnings per share were $1.30 in the third quarter, compared to $1.15 per share for the prior year fiscal quarter.  Year-to-date diluted earnings per share were $3.39 compared to $3.10 in the prior year fiscal period.

•

Gross margin was 54.5 percent in the third quarter compared to 54.8 percent in the prior year fiscal quarter.  Year-to-date gross margin was 55.0 percent compared to 55.1 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were up 6 percent in the third quarter to $32.0 million when compared to the prior year fiscal quarter.  Year-to-date selling, general and administrative expenses were up 4 percent to $95.3 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were up 14 percent in the third quarter to $6.3 million when compared to the prior year fiscal quarter.   Year-to-date advertising and sales promotion expenses were up 10 percent to $17.4 million compared to the prior year fiscal period.

“We had a solid quarter with consolidated net sales up 7 percent from last year and in-line with our targeted compound annual growth rate,” said Garry Ridge, WD-40 Company’s chief executive officer.  “The Americas segment came in under our targeted growth rate for the segment because they had a particularly strong comparable period last year.  This is because in the third quarter of last year many of our customers in the Americas were buying high volumes of product in advance of our planned price increases in the region.”

“Overall, we are pleased with the solid progress we have made for the year and remain confident that our strategic initiatives are well positioned to carry us into the future. While we continue to see fluctuations in certain markets from time to time, our long-term growth plans remain stable and we expect we will continue to deliver on our expectations,” concluded Ridge.

 Net Sales by Segment (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2019	2018	Change	2019	2018	Change
Americas	$52,966	$52,999	-	$144,654	$144,129	-
EMEA	44,548	39,571	13%	124,259	114,231	9%
Asia-Pacific	16,475	14,455	14%	47,693	47,518	-
Total	$113,989	$107,025	7%	$316,606	$305,878	4%

•	Net sales by segment as a percent of total net sales for the third quarter were as follows: for the Americas, 47 percent; for EMEA, 39 percent; and for Asia-Pacific, 14 percent.
•

Net sales in the Americas remained constant in the third quarter primarily due to lower sales of maintenance products in Latin America and Canada, which decreased  16 and 18 percent, respectively, compared to the prior year fiscal period.    The significant decrease in sales was because in the comparable period last year customers were buying high volumes of product in advance of our planned price increases.  This decline in sales was entirely offset by higher sales of WD-40 Specialist and WD-40 Multi-use Product in the United States, which increased 30 and 3 percent, respectively.

•

Net sales in EMEA increased 13 percent in the third quarter primarily due to higher sales of WD-40 Multi-Use Product as a result of a higher level of promotional activities and increased distribution of WD-40 EZ-REACH Flexible product.  EMEA also experienced strong sales of homecare and cleaning products which increased 155 percent compared to the prior year fiscal period.  This sales increase was primarily due to higher sales of 1001 Carpet Fresh due to the favorable impacts of some digital marketing windfalls associated with this brand.  Changes in foreign currency exchange rates had an unfavorable impact on sales for EMEA from period to period.  On a constant currency basis, EMEA sales for the third quarter would have increased to $47.3 million or 20 percent compared to the prior year fiscal quarter.

•

Net sales in Asia-Pacific increased 14 percent in the third quarter primarily due to a 66 percent increase in sales of WD-40 Multi-Use Product in the Asia distributor markets.  The significant increase in sales was because, in the comparable period of last year,  sales in the Asia distributer markets were negatively impacted by the transitioning of three distributor partners in the region. Sales of WD-40 Multi-Use Product were also positively impacted during the third quarter because of successful promotional activities in the region. Foreign currency exchange rates had an unfavorable impact on sales in Asia-Pacific from period to period.  On a constant currency basis, Asia-Pacific sales for the third quarter would have increased to $17.1 million or 18 percent compared to the prior year fiscal period.

Net Sales by Product Group (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2019	2018	Change	2019	2018	Change
Maintenance products	$104,533	$98,839	6%	$289,371	$279,188	4%
Homecare and cleaning products	9,456	8,186	16%	27,235	26,690	2%
Total	$113,989	$107,025	7%	$316,606	$305,878	4%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 6 percent in the third quarter when compared to the prior year fiscal period.  This was primarily attributable to increased sales of WD-40 Multi-Use Product within the EMEA and Asia-Pacific segments as well as increased sales of WD-40 Specialist in the Americas segment. These increases were partially offset by lower sales of WD-40 Multi-Use Product within the Americas segment.

•

Net sales of homecare and cleaning products increased 16 percent in the third quarter when compared to the prior year fiscal period. This increase was entirely attributable to higher sales of 1001 Carpet Fresh in the United Kingdom.  The homecare and cleaning products, particularly those in the United States, are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, June 18, 2019 a quarterly dividend of $0.61 per share payable July 31, 2019 to stockholders of record at the close of business on July 19, 2019.

On June 19, 2018, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2018, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2020. The timing and amount of repurchases are based on terms and conditions as may be acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations applicable thereto. During the period from September 1, 2018 through May 31, 2019, the Company repurchased 132,184 shares at a total cost of $22.4 million under this $75.0 million plan.

Updated Fiscal Year 2019 Guidance

The Company updated its guidance for fiscal year 2019 as follows:

•	Net sales growth is projected to be between 4 and 7 percent with net sales expected to be between $425 million and $437 million.
•	Gross margin percentage for the full year is expected to be near 55 percent.
•	Advertising and promotion investments are projected to be between 5.5 and 6.0 percent of net sales.
•	The provision for income tax is expected to be between 19 and 20 percent.
•	Net income is projected to be between $63.3 million and $64.4 million.
•	Diluted earnings per share is expected to be between $4.58 and $4.65 based on an estimated 13.8 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures.

“We expect net sales may come in at the lower end of the range we’ve shared with investors due to the impacts of fluctuating foreign currency exchange rates,” said Jay Rembolt, WD-40 Company’s vice president and chief financial officer. “However, we have adjusted the provision for income tax to be between 19 and 20 percent due to favorable impacts from the US Tax Cuts and Jobs Act.  This adjustment enabled us to strengthen our net income and EPS guidance for the full fiscal year.”

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $408.5 million in fiscal year 2018 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; the impact of the “Tax Cuts and Jobs Act”; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018, and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2019 which the Company expects to file with the SEC on July 9, 2019.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of July 9, 2019, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava®  and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31,	August 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$35,741	$48,866
Short-term investments	-	219
Trade accounts receivable, less allowance for doubtful
accounts of $351 and $340 at May 31, 2019
and August 31, 2018, respectively	75,992	69,025
Inventories	43,077	36,536
Other current assets	6,097	13,337
Total current assets	160,907	167,983
Property and equipment, net	41,947	36,357
Goodwill	95,487	95,621
Other intangible assets, net	11,381	13,513
Deferred tax assets, net	497	511
Other assets	3,104	3,074
Total assets	$313,323	$317,059

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$19,973	$19,115
Accrued liabilities	17,221	26,240
Accrued payroll and related expenses	12,347	14,823
Short-term borrowings	34,880	23,600
Income taxes payable	465	2,125
Total current liabilities	84,886	85,903
Long-term borrowings	61,208	62,800
Deferred tax liabilities, net	11,985	11,050
Other long-term liabilities	1,817	1,817
Total liabilities	159,896	161,570

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,770,339 and 19,729,774 shares issued at May 31, 2019 and
August 31, 2018, respectively; and 13,758,794 and 13,850,413 shares
outstanding at May 31, 2019 and August 31, 2018, respectively	20	20
Additional paid-in capital	154,983	153,469
Retained earnings	373,896	351,266
Accumulated other comprehensive loss	(31,458)	(27,636)
Common stock held in treasury, at cost ― 6,011,545 and 5,879,361
shares at May 31, 2019 and August 31, 2018, respectively	(344,014)	(321,630)
Total shareholders' equity	153,427	155,489
Total liabilities and shareholders' equity	$313,323	$317,059

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2019	2018	2019	2018

Net sales	$113,989	$107,025	$316,606	$305,878
Cost of products sold	51,906	48,367	142,534	137,265
Gross profit	62,083	58,658	174,072	168,613

Operating expenses:
Selling, general and administrative	31,956	30,082	95,278	91,736
Advertising and sales promotion	6,270	5,501	17,420	15,828
Amortization of definite-lived intangible assets	655	746	2,056	2,216
Total operating expenses	38,881	36,329	114,754	109,780

Income from operations	23,202	22,329	59,318	58,833

Other income (expense):
Interest income	27	107	123	371
Interest expense	(567)	(1,205)	(1,962)	(3,048)
Other (expense) income, net	(45)	66	828	(87)
Income before income taxes	22,617	21,297	58,307	56,069
Provision for income taxes	4,478	5,167	10,983	12,491
Net income	$18,139	$16,130	$47,324	$43,578

Earnings per common share:
Basic	$1.30	$1.15	$3.40	$3.10
Diluted	$1.30	$1.15	$3.39	$3.10

Shares used in per share calculations:
Basic	13,790	13,905	13,821	13,949
Diluted	13,820	13,937	13,853	13,981

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2019	2018
Operating activities:
Net income	$47,324	$43,578
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	5,710	5,849
Net gains on sales and disposals of property and equipment	(72)	(154)
Deferred income taxes	310	(7,025)
Stock-based compensation	3,947	3,674
Unrealized foreign currency exchange gains	(658)	(200)
Provision for bad debts	95	48
Changes in assets and liabilities:
Trade accounts receivable	(8,286)	(6,285)
Inventories	(6,841)	(2,108)
Other assets	7,099	3,137
Accounts payable and accrued liabilities	(8,458)	(1,630)
Accrued payroll and related expenses	(2,297)	(3,328)
Other long-term liabilities and income taxes payable	(1,602)	6,030
Net cash provided by operating activities	36,271	41,586

Investing activities:
Purchases of property and equipment	(8,701)	(10,678)
Proceeds from sales of property and equipment	261	345
Purchase of intangible assets	-	(175)
Purchases of short-term investments	-	(84,540)
Maturities of short-term investments	220	168,651
Net cash (used in) provided by investing activities	(8,220)	73,603

Financing activities:
Treasury stock purchases	(22,384)	(17,784)
Dividends paid	(24,468)	(22,045)
Proceeds from issuance of common stock	-	215
Proceeds from issuance of long-term senior notes	-	20,000
Repayments of long-term senior notes	(800)	(400)
Net proceeds (repayments) of revolving credit facility	11,261	(5,458)
Shares withheld to cover taxes upon conversions of equity awards	(2,433)	(1,817)
Net cash used in financing activities	(38,824)	(27,289)
Effect of exchange rate changes on cash and cash equivalents	(2,352)	(1,644)
Net (decrease) increase in cash and cash equivalents	(13,125)	86,256
Cash and cash equivalents at beginning of period	48,866	37,082
Cash and cash equivalents at end of period	$35,741	$123,338